Managed Sectors Variable Account



     ITEM77D


The Managed Sectors Variable Account changed the percentage limitation on foreign securities to 50% of net assets. This change is described in the Prospectus and/or Statement of Additional Information, dated May 1, 2000, as filed with the Securities and Exchange Commission as part of Money Market Variable Accounts Post-Effective Amendment No. 15 (File No. 33-19628 and 811-3563). Such description is hereby incorporated by reference.